Exhibit 99.10

PEPSIAMERICAS, INC. 2000 STOCK INCENTIVE PLAN

AMENDMENT NO. 4

PepsiCo, Inc. hereby amends the PepsiAmericas, Inc. 2000 Stock Incentive Plan in the following manner, to be effective as of the Effective Time (as that term is defined in item 14 below):

1.	The definition of “Committee” in Section 1 is amended in its entirety to read as follows:

“Committee” shall mean the Compensation Committee of the Board of Directors.”

2.	The definition of “Corporation” in Section 1 is amended in its entirety to read as follows:

“Corporation” shall mean PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina or its successor or successors. For periods prior to the Effective Time, “Corporation” shall mean PepsiAmericas, Inc.”

3.	The following new defined terms are added to Section 1 (in their appropriate alphabetical locations) to read as follows:

“Board of Directors” shall mean the Board of Directors of the Corporation.”

“Effective Time” shall have the meaning given to that term under the Agreement and Plan of Merger dated as of August 3, 2009, among PepsiAmericas, Inc., PepsiCo, Inc., and Pepsi-Cola Metropolitan Bottling Company, Inc.”

PepsiCo, Inc. hereby adopts this Amendment No. 4 on the date written below.

PEPSICO, INC.

By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Senior Vice President and Chief Personnel Officer

Date:	February 18, 2010

APPROVED:

By:	/s/ Christopher Bellanca
Christopher Bellanca, Corporate Counsel
Law Department

2